EXHIBIT (h)(1)

ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT, made as of this 21 day of April, 2014, between Plan Investment Fund, Inc., a Maryland corporation (the “Investment Company”), and BCS Financial Services Corporation, a Delaware corporation (the “Administrator”).

WITNESSETH:

WHEREAS, the Investment Company is a diversified open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Company has been organized for the purpose of investing in securities and has retained investment advisers (the “Investment Advisers”) in connection with this purpose;

WHEREAS, the Administrator is presently acting as administrator of the Investment Company pursuant to an agreement between the Investment Company and Health Plans Capital Services Corp. (“HCSC”), dated as of February 28, 1987 (the “HCSC Agreement”), which HCSC Agreement has been assigned by HCSC to the Administrator; and

WHEREAS, the Investment Company desires to continue to avail itself of the facilities available to the Administrator with respect to administration of the day to day corporate affairs of the Investment Company, including liaison with its Participation Certificate holders, and the Administrator desires to continue to furnish such administrative services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

1. APPOINTMENT. The Investment Company hereby appoints the Administrator to administer certain aspects of the Investment Company’s operations, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2. ADMINISTRATOR’S RESPONSIBILITIES.

A. Subject to the supervision and control of the Investment Company’s Board of Trustees, the Administrator shall assist in supervising all aspects of the Investment Company’s operations, other than (i) those investment advisory functions which are to be performed by the Investment Company’s Investment Advisers pursuant to the Investment Company’s Investment Advisory Agreements, as amended from time to time, (ii) those services to be performed by the Investment Company’s custodian pursuant to the Investment Company’s Custody Agreement, as amended from time to time, (iii) those services to be performed by the service agent pursuant to the Investment Company’s Transfer Agency and Shareholder Services Agreement, as amended from time to time, (iv) those services to be performed by the service agent pursuant to the Investment Company’s Administration and Accounting Services Agreement, as amended from time to time, and (v) those services to be performed by the Investment Company’s distributor pursuant to the Investment Company’s Distribution Agreement, as amended from time to time.

B. Without limiting the generality of Section 2A, the Administrator shall provide the following services to the Investment Company:

(i) Oversight and coordination of the performance of each of the service providers to the Investment Company, including without limitation, its Investment Advisers, sub-advisers (if any), other administrators and sub-administrators (if any), transfer agent, service agents, custodian, distributor, legal counsel and independent auditors, and oversight of the fees paid to said service providers;

(ii) Furnishing the Investment Company with adequate office facilities, utilities, office equipment and related services;

(iii) Authorizing and permitting any of its directors, officers and employees who may be elected as Trustees or officers of the Investment Company to serve in the capacities in which they are elected;

(iv) Receiving and processing applications from present and prospective investors in the Investment Company;

(v) Acting as a liaison between the Investment Company’s Board of Trustees and its service providers;

(vi) Preparing for review by the Investment Company and its counsel a production schedule, notice, agenda and routine Board of Trustees materials, including memoranda and resolutions for Board meetings, and distribution of materials to all necessary parties;

(vii) Providing an employee to attend Board of Trustees meetings and to draft minutes thereof for review by the Investment Company and its counsel, and maintaining the minutes of all meetings in the corporate records of the Investment Company;

(viii) Maintaining an annual calendar of Board and committee meetings, and all required filings with the Securities and Exchange Commission (the “SEC”);

(ix) Assisting in the preparation of materials for meetings of the Investment Company’s participation certificate holders;

(x) Providing general ongoing business management and support services in connection with the Investment Company’s operations;

(xi) Assisting in monitoring of regulatory and legislative developments which may affect the Investment Company; assisting in counseling the Investment Company with respect to regulatory examinations or investigations; and working with the Investment Company’s counsel in connection with regulatory matters or litigation;

(xii) Preparing for review by officers of the Investment Company and its service providers, including counsel to the Investment Company, post-effective amendments to the Investment Company’s Registration Statement for annual updates and other purposes, and filing the same with the SEC; preparing draft responses to SEC comments and filing the response letter; preparing and filing prospectus and statement of additional information stickers as required and coordinating printing and distribution thereof;

(xiii) Preparing for review and approval by officers of the Investment Company information for the Investment Company’s semiannual and annual reports, proxy statements and other communications with participation certificate holders required or otherwise to be sent to participation certificate holders, and arranging for the printing and dissemination of such reports and communications to holders;

(xiv) Preparing for review by officers of the Investment Company periodic financial reports required to be filed with the SEC, including Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be mutually agreed upon;

(xv) Filing with the SEC and other federal and state agencies, subject to the approval of the Investment Company’s officers, reports and documents other than those reports and documents required to be filed by the Investment Company’s Investment Advisers, custodian, transfer agent, service agents or distributor;

(xvi) Monitoring, and assisting in developing, compliance policies and procedures for the Investment Company, and assisting with preparation of a compliance manual for such policies and procedures;

(xvii) Monitoring the Investment Company’s expenses;

(xviii) Monitoring, and notifying the Investment Company of, the eligibility of the Investment Company’s investors;

(xix) Providing information and distributing written communications concerning the participation certificates to their holders of record; handling holder problems and calls;

(xx) Maintaining the Investment Company’s relationships with third-party industry data services, such as Lipper Analytical Services and Bloomberg L.P., and reporting to such services with respect to ticker symbols, performance information and other information regarding the Investment Company, as appropriate;

(xxi) Obtaining a copy of the Investment Company’s fidelity bond and preparing and filing the same with the SEC annually;

(xxii) Making appropriate officers and employees available to the Investment Company’s distributor in connection with the Distribution Agreement between the Investment Company and its distributor;

(xxiii) Oversight of the preparation and filing of the federal, state and local income tax returns and any other required tax returns of the Investment Company and any of the Portfolios;

(xxiv) Soliciting recommendations, as appropriate, to be made to the Nominating Committee of the Investment Company regarding candidates for positions as trustees and officers of the Investment Company;

(xxv) Maintaining the website of the Investment Company; and

(xxvi) With respect to the Investment Company and each Portfolio thereof, providing oversight and related support services that are intended to ensure the delivery of quality service to all holders of participation certificates.

C. The services to be provided by the Administrator to the Investment Company pursuant to this Agreement may be modified from time to time as mutually agreed by the Administrator and the Investment Company, provided that prompt notice of any such modification shall be given to the Investment Company’s Board of Trustees and that material modifications shall not be made without the prior approval of the Board of Trustees.

3. EXPENSES.

A. ADMINISTRATOR’S EXPENSES. In connection with the services rendered by the Administrator under this Agreement, the Administrator will bear all of the following expenses:

(i) the salaries and expenses of all personnel of the Investment Company and the Administrator, except the fees and expenses of the Trustees of the Investment Company; and

(ii) all expenses incurred by the Administrator or by the Investment Company in connection with administering the ordinary course of the Investment Company’s business other than those assumed by the Investment Company herein.

B. INVESTMENT COMPANY’S EXPENSES. The Investment Company assumes and will pay all other expenses, including but not limited to, those described below:

(i) the fees and expenses of any Investment Advisers or expenses otherwise incurred by the Investment Company in connection with the management of the investment and reinvestment of the Investment Company’s assets;

(ii) the fees and expenses of the Trustees of the Investment Company;

(iii) the fees and expenses of the custodian pursuant to any Custody Agreement entered into by the Investment Company;

(iv) the fees and expenses of the transfer agent pursuant to any Transfer Agency Agreement entered into by the Investment Company;

(v) the fees and expenses of any sub-administrator or servicing agent supervised by the Administrator in rendering services to the Investment Company including but not limited to accounting, clerical, bookkeeping, recordkeeping and statistical services;

(vi) the charges and expenses of legal counsel and independent accountants for the Investment Company;

(vii) brokers’ commissions and any issue or transfer taxes chargeable to the Investment Company in connection with its securities transactions;

(viii) all taxes and corporate fees payable by the Investment Company to federal, state or other governmental agencies;

(ix) the fees of any trade association of which the Investment Company may be a member;

(x) the cost of Participation Certificates, if any, representing interests in the Investment Company;

(xi) the fees and expenses involved in registering and maintaining registrations of the Investment Company and of its Participation Certificates with the Securities and Exchange Commission, registering the Investment Company as an issuer/dealer, if necessary, and qualifying its Participation Certificates, if necessary, under state securities laws, including the preparation of the Investment Company’s registration statements and prospectuses for filing under federal and state securities laws for such purposes;

(xii) the cost of any liability insurance or fidelity bond for the Trustees, agents and employees of the Investment Company;

(xiii) communications expenses with respect to investor services including without limitation any wire transfer fees, in connection with the purchase and redemption of Participation Certificates, not payable directly by the holder thereof, and all expenses of Participation Certificate holders’ and Trustees’ meetings and of preparing, printing and mailing reports to Participation Certificate holders in the amount necessary for distribution to the Participation Certificate holders; and

(xiv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Investment Company’s business.

4. ADMINISTRATOR’S COMPENSATION. As full compensation for the services performed and the facilities furnished by the Administrator, the Investment Company shall pay the Administrator a fee at an annual rate not to exceed 0.05 of one percent (.05%) of the average daily net assets of the Investment Company. This fee will be computed daily and paid monthly to the Administrator as soon as possible after the end of each month and will be in addition to any expenses paid by the Investment Company pursuant to paragraph 3.B. above.

5. LIMITS ON RESPONSIBILITIES. The Administrator assumes no responsibility under this Agreement other than to render or cause to be rendered the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Investment Company’s assets.

6. LIABILITY AND INDEMNIFICATION.

A. LIABILITY. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

B. INDEMNIFICATION. The Investment Company agrees to indemnify, save, defend, and hold harmless the Administrator, upon request by the Administrator, from any and all charges, claims, demands, and liabilities, including without limitation reasonable attorneys’ fees and disbursements arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do in the course of fulfilling or attempting to fulfill its duties under this Agreement, provided however that the provisions of this paragraph 6.B. shall not apply to any action for which the Administrator shall be liable pursuant to paragraph 6.A. above.

7. TERM. This Agreement shall continue in effect for one (1) year from the date hereof, and may thereafter be renewed by the Trustees of the Investment Company; provided, however, that this Agreement may be terminated by the Investment Company at any time, without the payment of any penalty, by the Trustees of the Investment Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Investment Company, upon not less than six (6) month’s written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on not less than ninety (90) days’ written notice to the Investment Company. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8. OTHER ACTIVITIES. Nothing in this Agreement shall limit or restrict the right of any director, officer, agent or employee of the Administrator who may also be a Trustee, officer, agent or employee of the Investment Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. COOPERATION. During the term of this Agreement, at the request of the Administrator, the Investment Company agrees to furnish the Administrator at its principal office all prospectuses, proxy statements, reports to Participation Certificate holders, sales literature, or other material prepared for distribution to Participation Certificate holders of the Investment Company, or potential Participation Certificate holders, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof.

The Investment Company shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Investment Company as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder, and the Investment Company agrees to include provisions requiring the furnishing of such information, as necessary, in its agreements with the Investment Advisers, Custodian and Transfer Agent, and other persons, firms or entities supplying goods or rendering services to the Investment Company.

10. AMENDMENT; ENTIRE AGREEMENT. This Agreement may be amended only by mutual written consent of the Investment Company and the Administrator. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, the HCSC Agreement. Notwithstanding the foregoing, this Agreement is subject to certain fee waiver agreements entered into from time to time between the Administrator and the Investment Company, to which one more of the Investment Advisers also may be a party or parties.

11. NOTICES. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with acknowledgment of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.

To the Administrator:

BCS Financial Services Corporation

2 Mid America Plaza

Oakbrook Terrace, IL 60181

Attention: President

To the Investment Company:

Plan Investment Fund, Inc.

2 Mid America Plaza

Oakbrook Terrace, IL 60181

Attention: President

12. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

13. MISCELLANEOUS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first above written.

INVESTMENT COMPANY: PLAN INVESTMENT FUND, INC.		ADMINISTRATOR: BSC FINANCIAL SERVICES CORPORATION

By:	/s/ Dale E. Palka	By:	/s/ Susan A. Pickar
Name:	Dale E. Palka	Name:	Susan A. Pickar
Title:	President and CEO	Title:	Senior VP, Finance & Treasurer